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                                                                    EXHIBIT 99.1


Public Relations:
Steve Shattuck
Western Digital Corporation
949.672.7817
steve.shattuck@wdc.com

Investor Relations:
Bob Blair
Western Digital Corporation
949.672.7834
bob.blair@wdc.com

FOR IMMEDIATE RELEASE:


               WESTERN DIGITAL EXPECTS TO EXCEED EARLIER GUIDANCE
                            FOR THIRD FISCAL QUARTER

       HDD BUSINESS EXPECTS SECOND CONSECUTIVE QUARTERLY OPERATING PROFIT

LAKE FOREST, Calif. - April 9, 2001 -- Western Digital (NYSE: WDC) today announced that its operating results for the third fiscal quarter ended March 30, 2001, will exceed its earlier guidance. The Company expects revenue of approximately $530 million and a net loss between $7 million and $10 million, or $.04 to $.06 per share. These results will include a net operating profit from its hard drive business between $6 million and $8 million on unit shipments of just over 6 million.

     The new estimates are an improved outlook from the Company's previous guidance for the March quarter as stated January 25, 2001. At that time, the Company estimated that its March quarter revenue would be no less than $500 million and its operating loss would range between $13 million and $17 million or $.07 to $.10 per share. Final results for the third quarter will be reported after the market closes April 26, 2001.

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     The Company credits its better-than-expected Q3 performance to solid product position with customers and better-than-expected product mix and pricing dynamics. The Company also reduced spending on new-venture businesses in Q3 more than it had previously anticipated.

     "Despite a difficult PC market worldwide, our focus on time-to-market execution in both the 7,200 RPM and 5,400 RPM product segments provided the opportunity for sequential unit volume growth, while achieving better-than-anticipated gross margins," Matt Massengill, Western Digital president and chief executive officer, said. "This execution, combined with improved industry inventory management practices, is resulting in improved profitability for Western Digital's hard drive business."

ABOUT WESTERN DIGITAL

     Western Digital, one of the storage industry's pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. Our core business produces reliable, high-performance hard drives that keep users' data close-at-hand and secure from loss.

     Applying its data storage core competencies to emerging markets, Western Digital's new ventures meet the increasing demand for innovative information management solutions arising from the proliferation of the Internet and broadband services. Keen Personal Media provides interactive personal video recorder and set-top box software, services and hardware for broadband television content management and commerce. Connex designs Network Attached Storage products that enable IT managers to quickly expand network storage. SANavigator Inc. develops and markets software that simplifies the central management of Storage Area Networks. SageTree is a software company providing enterprise manufacturing and supply chain analytic applications.

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     Western Digital was founded in 1970. The Company's storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Visit the Investor section of our Web site (www.westerndigital.com) to access a variety of financial and investor information.

     This release contains forward-looking statements, including statements relating to the Company's expected operating results for its third fiscal quarter. The forward-looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: final operating results for the quarter; the amounts established at the end of the quarter for all adjustments, accruals and reserves; any events after close of the quarter that could affect the quarter's results; and other factors discussed in the Company's recent SEC filings. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

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Western Digital is a registered trademark.